Contact:

Harvey L. Weiss	C. Thomas McMillen

Chief Executive Officer, President and Secretary	Chairman

Fortress America Acquisition Corporation	Fortress America Acquisition Corporation

(703)-528-7073	(703)-528-7073

FOR IMMEDIATE RELEASE

FORTRESS AMERICA ACQUISITION CORPORATION

COMPLETES INITIAL PUBLIC OFFERING

Bethesda, Maryland, July 21, 2005 - Fortress America Acquisition Corporation (“Fortress America” or the “Company”) (OTC Bulletin Board: FAACU ) announced today that it consummated its initial public offering of 7,000,000 units on July 20, 2005. Each unit consists of one share of common stock and two warrants.  The units were sold at an offering price of $6.00 per unit, generating gross proceeds of $42,000,000 to the Company. Sunrise Securities Corp. acted as representative of the underwriters for the initial public offering.

Audited financial statements as of July 20, 2005, reflecting receipt of the proceeds upon consummation of the initial public offering, have been issued by the Company and are included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

Fortress America is a blank check company recently formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other business combination, an operating business in the homeland security industry.

Information about this offering is available in the prospectus filed with the Securities and Exchange Commission, which may be obtained from Sunrise Securities Corp., 641 Lexington Avenue, 25th Floor, New York, New York 10022, telephone number 212-421-1616.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state. The offering of these securities will be made only by means of a prospectus.